As filed with the Securities and Exchange Commission on January 5, 2022

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ARAVIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-4106690
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

(936) 355-1910

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gail McIntyre

Chief Executive Officer

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

(936) 355-1910

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leslie Marlow, Esq.
Hank Gracin, Esq.
Patrick J. Egan, Esq.
Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone: (212) 907-6457
Facsimile: (212) 208-4657

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of a pre-funded warrant	4,545,455 shares	$2.30	$10,454,547	$969.14

(1)

This Registration Statement registers 4,545,455 shares of the Registrant’s common stock issuable upon exercise of a pre-funded warrant, which pre-funded warrant was acquired by the selling stockholder in a private placement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of the Registrant’s common stock that may become issuable by reason of any stock split, stock dividend, recapitalization, or similar transaction that is effected without the receipt of consideration and results in an increase in the number of shares of the Registrant’s common stock that are outstanding.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act based upon the higher of (i) the price at which the pre-funded warrant may be exercised ($0.0001), and (ii) $2.30, the average of the high and low prices for a share of the Registrant’s common stock as reported on The Nasdaq Global Select Market on December 31, 2021, which date is a date within five business days of the filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 5, 2022

PROSPECTUS

4,545,455 Shares of Common Stock

This prospectus relates to the resale from time to time, by the selling stockholder identified in this prospectus under the caption “Selling Stockholder,” of up to 4,545,455 shares of our common stock (the “Warrant Shares”), par value $0.0001 per share (the “Common Stock”), it may purchase upon the exercise of an outstanding pre-funded warrant, which we refer to as the “Pre-Funded Warrant”. We issued the Pre-Funded Warrant to Eshelman Ventures, LLC in a private placement transaction that closed on January 5, 2022. We are filing the registration statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations with the selling stockholder to provide for the resale by the selling stockholder of the Warrant Shares offered hereby. See “Selling Stockholder” beginning on page 10 of this prospectus for more information about the selling stockholder. The registration of the Warrant Shares to which this prospectus relates does not require the selling stockholder to sell any of the Warrant Shares.

We are not offering any shares of Common Stock under this prospectus and will not receive any proceeds from the sale or other disposition of the shares covered hereby; however, we will receive nominal proceeds from any cash exercise of the Pre-Funded Warrant, and we have agreed to pay certain registration expenses, other than underwriting discounts and commissions, if any. See “Use of Proceeds” beginning on page 8 of this prospectus.

The selling stockholder from time to time may offer and sell through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices the shares held by it directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. The selling stockholder will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares.  No underwriter or other person has been engaged to facilitate the sale of the Warrant Shares. The selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), of the Warrant Shares that it may offer pursuant to this prospectus. See “Plan of Distribution” beginning on page 18 of this prospectus for more information about how the selling stockholder may sell any Warrant Shares.

The Pre-Funded Warrant provides that until we obtain the Requisite Stockholder Approval (as defined below), no Warrant Shares will be issued or delivered upon any proposed exercise of the Pre-Funded Warrant, and the Pre-Funded Warrant will not be exercisable to the extent that such issuance, delivery, exercise or exercisability would result in the selling stockholder or a “person” or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owning in excess of nineteen and ninety-nine-one-hundredths percent (19.99%) of the then-outstanding shares of our Common Stock following such exercise (the restrictions set forth in this sentence, the “Beneficial Ownership Limitation”). For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act. “Requisite Stockholder Approval” means the stockholder approval contemplated by Rule 5635 of the Nasdaq Stock Market LLC Listing Rules with respect to the issuance of the Warrant Shares in excess of the limitations imposed by such rule.

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “ARAV.” On January 4, 2022, the last reported sale price of our Common Stock on the Nasdaq Global Select Market was $2.63 per share.

An investment in shares of our Common Stock involves risks. See the “Risk Factors” section of our latest Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2022.

i

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the Warrant Shares the selling stockholder may offer and sell. Each time the selling stockholder sells Warrant Shares using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. Each prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 20 of this prospectus.

Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained in this prospectus, any accompanying prospectus supplement or in any related free-writing prospectus filed by us with the SEC. Neither we nor the selling stockholder take any responsibility for, or provide any assurance as to the reliability of, any information other than the information in this prospectus, any accompanying prospectus supplement or in any related free-writing prospectus filed by us with the SEC. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free-writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Aravive,” “the company,” “we,” “us,” “our” and similar references refer to Aravive, Inc., an entity incorporated under the laws of the State of Delaware, and where appropriate our consolidated subsidiaries.

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

ii

PROSPECTUS SUMMARY

This summary highlights information about us and selected information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before investing in our Common Stock. You should read this entire prospectus and the documents incorporated by reference carefully, especially the risks of investing in our Common Stock discussed under and incorporated by reference in “Risk Factors” on page 6 of this prospectus, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus, before making an investment decision.

Company Overview

We are a clinical-stage oncology company developing transformative treatments designed to halt the progression of life-threatening diseases, including cancer and fibrosis.

Our lead product candidate, batiraxcept (formerly AVB-500), is an ultrahigh-affinity, decoy protein that targets the GAS6-AXL signaling pathway. By capturing serum GAS6, batiraxcept starves the AXL pathway of its signal, potentially halting the biological programming that promotes disease progression. AXL receptor signaling plays an important role in multiple types of malignancies by promoting metastasis, cancer cell survival, resistance to treatments, and immune suppression.

Our current development program benefits from the availability of a proprietary serum-based biomarker that has accelerated batiraxcept drug development by allowing us to select a pharmacologically active dose and may potentially identify the cancer patients that have the best chance of responding to batiraxcept.

In our completed Phase 1 clinical trial in healthy volunteers with our lead product candidate, batiraxcept, we have demonstrated proof of mechanism for batiraxcept in neutralizing GAS6. Importantly, batiraxcept had a favorable safety profile preclinically and in the first in human trial and Phase 1b clinical trial in cancer patients.

In August 2018, the U.S. Food and Drug Administration designated as a Fast Track development program the investigation of our lead development candidate, batiraxcept, for platinum-resistant recurrent ovarian cancer.

In December 2018, we initiated our Phase 1b clinical trial of batiraxcept combined with standard of care therapies in patients with platinum-resistant ovarian cancer (“PROC”), for which we reported results in July 2020.

In April 2020, we entered into a license and collaboration agreement with WuXi Biologics (Hong Kong) Limited, the objective of which is to identify and develop novel high-affinity bispecific antibodies against CCN2, also known as connective tissue growth factor, implicated in cancer and fibrosis and identified from a similar target discovery screen that identified the significance of the AXL/GAS6 pathway in cancer. The goal is to generate a best-in-class therapeutic targeting desmoplasia and tumor growth for initial investigation in the clinic in 2023.

In November 2020, we entered into a collaboration and license agreement with 3D Medicines Inc. (“3D Medicines”), whereby we granted 3D Medicines an exclusive license to develop and commercialize products that contain batiraxcept as the sole drug substance, for the diagnosis, treatment or prevention of human oncological diseases, in mainland China, Taiwan, Hong Kong and Macau.

During the fourth quarter of 2020, we initiated our Phase 1b portion of the Phase 1b/2 trial of batiraxcept in Clear Cell Renal Cell Carcinoma (“ccRCC”), and we dosed our first patient in the trial in March 2021.

During the first quarter 2021, we initiated our registrational Phase 3 trial of batiraxcept in PROC and we dosed our first patient in the trial in April 2021.This global, randomized, double-blind, placebo-controlled adaptive trial is designed to evaluate efficacy and safety of batiraxcept at a dose of 15 mg/kg in combination with paclitaxel versus paclitaxel alone. As noted previously, we have experienced delays in patient enrollment due to the COVID-19 pandemic. Accordingly, we now expect to conduct the interim analysis in mid-2022. The interim analysis is being conducted to determine whether randomization will continue with all patients, regardless of prior bevacizumab treatment, or only with patients medically ineligible to receive bevacizumab or who chose not to receive bevacizumab. The final analysis of the primary endpoint preserves the opportunity to evaluate the efficacy in patients who received bevacizumab prior to trial entry, as well as those patients who never received bevacizumab and provides an additional opportunity to be successful in both patient populations, regardless of the results of the interim analysis.

In May 2021, we announced expansion of batiraxcept development programs into first line pancreatic adenocarcinoma. We dosed our first patient in August 2021.

In June 2021, we announced positive initial safety, pharmacokinetic, and pharmacodynamic results from the batiraxcept Phase 1b portion of the Phase 1b/2 clinical trial in ccRCC.

In October 2021, the European Medicines Agency granted orphan drug designation for batiraxcept for the treatment of ovarian cancer, following a recommendation from the Committee for Orphan Medicinal Products.

In November 2021, we announced positive preliminary data from Phase 1b trial evaluating batiraxcept in combination with cabozantinib for treatment of clear cell renal cell carcinoma.

As we advance our clinical programs, we are in close contact with our clinical research organizations and clinical sites and are continually assessing the impact of COVID-19 on our planned trials and current timelines and costs. As noted previously, we have experienced delays in patient enrollment due to the COVID-19 pandemic.  To date, we are on track to meet all of our previously announced clinical milestones other than the delay in the interim analysis discussed above. If the COVID-19 pandemic continues and persists for an extended period of time or increases in severity, we could experience significant disruptions to our clinical development timelines and, if we experience delays in patient enrollment and deem it necessary or advisable to improve patient recruitment by, among other things, opening additional clinical sites, we could incur increased clinical program expenses. Any such disruptions or delays would, and any such increased clinical program expenses could, adversely affect our business, financial condition, results of operations and growth prospects.

Recent Developments

Private Placement

On January 3, 2022, we entered into an investment agreement (the “Investment Agreement”) with Eshelman Ventures, LLC, a North Carolina limited liability company, and, solely for purposes of Article IV and Article V of the Investment Agreement, Fredric N. Eshelman, Pharm.D. On January 5, 2022, pursuant to the Investment Agreement, Eshelman Ventures, LLC purchased a Pre-Funded Warrant to purchase up to 4,545,455 Warrant Shares, subject to adjustment under certain circumstances, at a price of $2.20 per share, which was the consolidated closing bid price of the Common Stock on The Nasdaq Global Select Market on December 31, 2021, for an aggregate purchase price of $10,000,001.

Pursuant to the terms of the Pre-Funded Warrant, until we obtain the Requisite Stockholder Approval, we cannot issue any Warrant Shares to Eshelman Ventures, LLC, and Eshelman Ventures, LLC cannot exercise the Pre-Funded Warrant for Warrant Shares, to the extent it would result in the holder’s beneficial ownership being in excess of the Beneficial Ownership Limitation. See “Description of Capital Stock” beginning on page 12 of this prospectus for a more complete description of the terms of the Pre-Funded Warrant.

Appointment of Dr. Eshelman as Executive Chairman

On January 3, 2022, Dr. Eshelman was appointed the Executive Chairman of our company. Dr. Eshelman has served as a director and non-executive Chairman of the Board since April 2020. In his new role as Executive Chairman, Dr. Eshelman will continue to work with Chief Executive Officer, Gail McIntyre, Ph.D., DABT, and our senior management, to help shape and execute our strategy and direction, as well as other key business initiatives, subject in all cases to the direction of the Board of Directors.

Clinical Update

On January 3, 2022, we announced the updated renal data and new data from the study testing 15mg/kg batiraxcept + gemcitabine + nabpaclitaxel in patients with advanced or metastatic pancreatic adenocarcinoma eligible to receive gemcitabine + nab-paclitaxel as first-line treatment set forth below.

The following is certain updated renal data:

●

A total of 26 patients with 2L+ clear cell renal cell cancer have been dosed with batiraxcept + cabozantinib. 16 patients have been dosed with 15mg/kg batiraxcept and 10 patients have been dosed with 20mg/kg batiraxcept.

o The safety profile of batiraxcept + cabozantinib is consistent with the established safety profile for cabozantinib. The one adverse effect that is related to batiraxcept is infusion-related reactions. This adverse effect is managed by a premedication regimen.

●	23 patients have had at least one CT scan: 15 patients who received 15mg/kg batiraxcept + cabozantinib and 8 patients who received 20mg/kg batiraxcept + cabozantinib.

o 9/23 (39%) had a partial response

o 14/23 (61%) had stable disease; 11 out of 14 (79%) patients with stable disease demonstrated decline from baseline tumor size

o No patient progressed at the first CT scan

●	13 patients have had at least 16 weeks of follow up and, thus, have been on study long enough to have at least 2 CT scans.

o 6/13 (46%) had confirmed partial responses

o 6/13 (46%) had confirmed stable disease; 1/13 (8%) had stable disease on the first CT scan and progressed at the second CT scan

New data from the study testing 15mg/kg batiraxcept + gemcitabine + nab-paclitaxel in patients with advanced or metastatic pancreatic adenocarcinoma eligible to receive gemcitabine + nab-paclitaxel as first-line treatment:

●	6 patients have had at least one CT scan on study:

o 3/6 (50%) had a partial response

o 2/6 (33%) had a stable disease

o 1/6 (16.7%) progressed at the first scan

General Corporate Information

We were incorporated under the laws of the State of Delaware in December 2008 under the name Versartis, Inc. and completed our initial public offering in March 2014. Aravive Biologics, Inc. was incorporated under the laws of the State of Delaware in April 2007, originally under the name of Hypoximed, Inc, which name was changed to Ruga Corporation in July 2009 and changed to Aravive Biologics, Inc. in October 2016. On October 12, 2018, we, then known as Versartis, Inc. and Aravive Biologics, Inc. completed a merger and reorganization (the “Merger”) pursuant to which Aravive Biologics, Inc. survived as our wholly owned subsidiary. In connection with the completion of the Merger, on October 15, 2018, we changed our name from Versartis, Inc. to “Aravive, Inc.” and on October 16, 2018, we effected a reverse split of our Common Stock at a ratio of 1-for-6.

Our principal executive offices are located at River Oaks Tower, 3730 Kirby Drive, Suite 1200, Houston, Texas 77098. Our telephone number is (936) 355-1910, and our website address is www.aravive.com. The information contained on, or that can be accessed through, our website is not part of, and should not be construed as being incorporated by reference into, this prospectus.

Summary Risk Factors

The following is a summary of the risks relating to the Company.

●	We have a limited operating history with which to compare and have incurred significant losses since our inception and expect to incur substantial and increasing losses for the foreseeable future;

●	The funding required to support our current and future operations may not be available to us on acceptable terms, or at all;

●	There is uncertainty regarding our ability to maintain liquidity sufficient to operate our business effectively, which raises substantial doubt about our ability to continue as a going concern;

●	We will seek to raise funds to continue our operations through equity financings, which may cause dilution to existing stockholders;

●

Our executive officers, directors, entities under their control and principal stockholders can exert significant influence on all matters submitted to stockholder for approval due to their share ownership;

●

We currently have only one product candidate in clinical development and are dependent on its success, which requires significant additional clinical testing before seeking regulatory approval. If regulatory approval is not granted our business may be harmed;

●

If the results from preclinical studies or clinical trials of our product candidate are unfavorable, we could be delayed or precluded from the further development or commercialization of the product candidate;

●	Our clinical product candidate may cause adverse effects or have other properties that could delay or prevent our regulatory approval or limit the scope of any approved label or market acceptance.

●

If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize, or will be delayed in commercializing, our clinical product candidate, AVB-500, and our ability to generate revenue will be impaired;

●	We rely on third parties as vendors, manufacturers and for various services, over which we have no control and whose reliability cannot be assured;

●	We may be unable to manufacture our product candidate in sufficient quantities for commercialization;

●	Global health crises may adversely affect our planned operations and the coronavirus pandemic could adversely impact our business, including our clinical trials;

●	Our reliance on government funding may impose requirements that limit our ability to take certain actions and subject us to potential financial penalties;

●

If the licenses underlying the license agreements on which we rely were terminated, or if other rights that may be necessary for commercialization of our intended products cannot be obtained, we would be materially adversely affected;

●

We depend on collaborations with third parties for the development and commercialization of some of our products and product candidates, including reliance on a third party to manufacture the drug substance of our product candidate. Our prospects with respect to those products and product candidates will depend in part on the success of those collaborations;

●	We may not be able to retain key personnel or attract, retain and motivate qualified personnel;

●	We face significant competition from other biotechnology and pharmaceutical companies and we may not compete effectively;

●	Any problems obtaining standard of care drugs for our Phase 1b or 1b/ 2 clinical trials could result in a delay or interruption in our clinical trials;

●

Our product candidate may not receive market acceptance by physicians, patients, third-party payors or others in the medical community necessary for commercial success, or may exhibit undesirable side effects when used alone or in combination with other approved pharmaceutical products which may delay or preclude development of regulatory approval;

●

Any failures to comply with state and federal healthcare regulatory laws could result in substantial penalties, damages, fines, disgorgement, exclusion from participation in governmental healthcare programs, and the curtailment of operations;

●	As a pharmaceutical company, our product candidate subjects us to product liability risks which could result in lawsuits that may require us to incur substantial liabilities;

●	We may be unable to obtain and maintain patent protection for AVB-500, or the scope of any patent protection we do obtain may be insufficient;

●	Our stock price is volatile;

●	We incur significant costs as a result of operating as a public company, and our management devotes substantial time to new compliance initiatives;

●	We may be required to pay severance benefits to certain executive officers who are terminated in connection with a change in control of us, which could harm our financial condition or results;

●	We may fail to satisfy applicable Nasdaq listing requirements; and

●	An active trading market for our Common Stock may not be maintained.

THE OFFERING

Shares of Common Stock offered	4,545,455 shares

Common stock to be outstanding after this offering	25,585,049 shares

Use of Proceeds

The selling stockholder will receive all of the proceeds of the sale of Warrant Shares offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from any sale of Warrant Shares that may be sold from time to time pursuant to this prospectus; however, we will receive nominal proceeds from any cash exercise of the Pre-Funded Warrant, but we will not receive any proceeds should the holder exercise the Pre-Funded Warrant via a cashless exercise. See “Use of Proceeds.”

Risk Factors

You should read the “Risk Factors” section of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase shares of our Common Stock.

Nasdaq Global Select Market symbol	Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “ARAV.”

The number of shares of our Common Stock that will be outstanding immediately after this offering is 25,585,049 shares, which is based on 21,039,594 shares of Common Stock outstanding on December 31, 2021, and which assumes the exercise in full of the Pre-Funded Warrant. The number of shares outstanding as of December 31, 2021 as used throughout this prospectus, unless otherwise indicated, excludes:

●	4,545,455 Warrant Shares issuable upon exercise of the Pre-Funded Warrant;

●	2,439,253 shares of our Common Stock reserved for issuance upon the exercise of outstanding stock options at a weighted average exercise price of $3.96 per share; and

●	2,131,671 shares of our Common Stock reserved for future issuance under our equity incentive plans.

RISK FACTORS

Investing in shares of our Common Stock involves a high degree of risk. Before deciding whether to invest in our Common Stock, you should consider carefully the risks and uncertainties described under the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, as may be updated by subsequent annual, quarterly and other reports that are incorporated by reference into this prospectus in their entirety. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. For more information, see the section entitled “Where You Can Find More Information.” Please also read carefully the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, contains, and any applicable prospectus supplement or free writing prospectus including the documents we incorporate by reference therein may contain, forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, including statements regarding our future financial condition, business strategy and plans and objectives of management for future operations. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “might,” “approximately,” “expect,” “predict,” “could,” “potentially” or the negative of these terms or other similar expressions. Forward-looking statements appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned preclinical development and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals for our product candidates, our intellectual property position, the degree of clinical utility of our product candidates, our ability to develop commercial functions, expectations regarding clinical trial data, our results of operations, cash needs, spending of the proceeds from any offering, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us.

Discussions containing these forward-looking statements may be found, among other places, in the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto.

These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We discuss in greater detail and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties under the heading “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectus we may authorize for use in connection with a specific offering, and in the documents incorporated by reference herein. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds of any sale of Warrant Shares offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of Warrant Shares that may be sold from time to time pursuant to this prospectus; however, we will receive nominal proceeds from any cash exercise of the Pre-Funded Warrant (approximately $455 upon an exercise in full of the Pre-Funded Warrant), but we will not receive any proceeds should the holder exercise the Pre-Funded Warrant via a cashless exercise.

We are bearing the out-of-pocket costs, expenses and fees incurred in connection with the registration of the Warrant Shares to be sold by the selling stockholder pursuant to this prospectus. Other than registration expenses, the selling stockholder will bear underwriting discounts, commissions, placement agent fees or other similar expenses, if any, payable with respect to sales of any Warrant Shares.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock, and we do not currently intend to pay any cash dividends on our Common Stock in the foreseeable future. We expect to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends, if any, on our Common Stock will be at the discretion of our board of directors and will depend on, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

SELLING STOCKHOLDER

We are registering the offer and sale of 4,545,455 Warrant Shares issuable upon exercise of the Pre-Funded Warrant held by the selling stockholder, Eshelman Ventures, LLC, a North Carolina limited liability company, to permit it, or its permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of these shares in the manner contemplated under the section entitled “Plan of Distribution” in this prospectus (as may be supplemented and amended). On January 3, 2022, we entered into the Investment Agreement with the selling stockholder, Eshelman Ventures, LLC, and solely for purposes of Article IV and Article V of the Investment Agreement, Fredric N. Eshelman, Pharm.D. On January 5, 2022, pursuant to the Investment Agreement, Eshelman Ventures, LLC purchased the Pre-Funded Warrant to purchase up to 4,545,455 Warrant Shares at a price of $2.20 per share, which was the consolidated closing bid price of the Common Stock on The Nasdaq Global Select Market on December 31, 2021, for an aggregate purchase price of $10,000,001. We are filing the registration statement of which this prospectus forms a part to fulfill our contractual obligations under the Investment Agreement with the selling stockholder to provide for the resale by the selling stockholder of the Warrant Shares issuable upon exercise of the Pre-Funded Warrant offered hereby. Pursuant to the Investment Agreement, we agreed to file such registration statement within six months following the date of the Investment Agreement. We will pay all expenses, other than underwriting discounts and commissions, related to the registration statement of which this prospectus forms a part and agreed to pay up to $50,000 for the selling stockholder’s legal, accounting and other fees, costs and expenses incurred in connection with the Investment Agreement and the transactions contemplated thereby, including fees incurred in reviewing the registration statement of which this prospectus forms a part.

On January 3, 2022, Dr. Eshelman was appointed the Executive Chairman of the Company. Dr. Eshelman has served as a director and non-executive Chairman of our board of directors since April 2020.

Based upon his appointment as Executive Chairman of the Company and information requested from and provided by Dr. Eshelman, our board of directors has determined that Dr. Eshelman is no longer “independent” in accordance with the published listing requirements of the Nasdaq Stock Market, Inc. As Executive Chairman of the Company, Dr. Eshelman will continue to receive the same compensation he received as the non-executive Chairman of our board of directors in accordance with our director compensation program as disclosed in our definitive proxy statement on Schedule 14A filed with the SEC on July 23, 2021 in connection with our 2021 Annual Meeting of Stockholders.  Pursuant to our director compensation program on: (i) June 1, 2020, we granted Dr. Eshelman an option to purchase 7,500 shares of Common Stock at a per share price of $12.72 (of which 417 shares vested on the grant date and the remaining balance vests pro rata on a monthly basis over 34 months) and an option to purchase 3,226 shares of Common Stock at a per share price of $12.72 (of which 1,110 shares vested on the grant date and 529 shares vest on a monthly basis commencing June 19, 2020 with full vesting, if not fully vested at such time, on the date of our next annual meeting of stockholders), (ii) September 14, 2020, Dr. Eshelman was granted a total of 16,029 options for his service as Chairman of the Board, all of which vest pro rata on a monthly basis commencing on October 14, 2020 with full vesting, if not fully vested by October 14, 2021, on the date of our 2021 annual meeting of stockholders, and (iii) September 10, 2021 we granted Dr. Eshelman an option to purchase 22,812 shares of Common Stock at a per share price of $3.97, which options vest pro rata on a monthly basis commencing on October 10, 2021 for the next 12 months with full vesting, if not fully vested at such time, on the date of our 2022 annual meeting of stockholders.

On April 6, 2020, we entered into an investment agreement (the “First Investment Agreement”) with Eshelman Ventures, LLC and, solely for purposes of Article IV and Article V of the First Investment Agreement, Fredric N. Eshelman, Pharm.D. On April 8, 2020, pursuant to the First Investment Agreement, Eshelman Ventures, LLC purchased 931,098 shares of Common Stock for an aggregate purchase price of approximately $5,000,000.

On February 12, 2021, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Eshelman Ventures, LLC, relating to the issuance and sale (the “Second Offering”) of 2,875,000 shares of Common Stock at a price per share of $7.29 for aggregate gross proceeds to us of approximately $21.0 million.   The Second Offering closed on February 16, 2021.

As of December 31, 2021, Dr. Eshelman indirectly beneficially owned an aggregate of 3,806,098 shares of Common Stock and directly beneficially owned 33,551 shares of Common Stock underlying the stock options described above. Please refer to our Current Report on Form 8-K filed with the SEC on January 4, 2022 (the “Form 8-K”), which is incorporated by reference into this Registration Statement in its entirety, for further information about the Investment Agreement entered into on January 3, 2022 and Dr. Eshelman.

The Pre-Funded Warrant held by the selling stockholder contain limitations which prevent the it from exercising the Pre-Funded Warrant if such exercise would cause the selling stockholder, together with certain related parties, to beneficially own a number of shares of Common Stock that would exceed the Beneficial Ownership Limitation, which is 19.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination, common stock issuable upon exercise of the Pre-Funded Warrant which have not been exercised.

The following table sets forth information as of January 5, 2022 with respect to the selling stockholder and the shares of our Common Stock beneficially owned by the selling stockholder that may from time to time be offered or sold pursuant to this prospectus assuming exercise of the Pre-Funded Warrant held by the selling stockholder on that date, without regard to the Beneficial Ownership Limitation. Beneficial ownership is determined in accordance with the rules of the SEC. Information concerning the selling stockholder may change from time to time, and any changed information will be set forth in supplements to this prospectus or a post-effective amendment to the registration statement to which this prospectus relates, if and when necessary. The selling stockholder may offer all, some or none of its Warrant Shares. We have, therefore, assumed for the purposes of the following table, that the selling stockholder will sell all of the shares of Common Stock owned beneficially by it that are covered by this prospectus, but will not sell any other shares of common stock that it presently owns. We cannot advise you as to whether the selling stockholder will in fact sell any or all of such Warrant Shares. In addition, the selling stockholder may have sold or transferred, in transactions pursuant to this prospectus or otherwise, some or all of Warrant Shares since the date as of which the information is presented in the table below. The selling stockholder is not a broker-dealer nor an affiliate of a broker-dealer.

	Shares of Common Stock Beneficially Owned Prior to the Offering	Maximum Number of Shares of Common	Shares of Common Stock Beneficially Owned Immediately Following the Sale of Such Shares of Common Stock
Selling Stockholder	Number of Shares	Stock that May be Offered for Resale	Number of Shares	Percent of Common Stock Outstanding
Eshelman Ventures LLC	8,385,104(1)(2)	4,545,455(2)(3)	3,839,649	18.2%(3)

(1)

Consists of: (i) 3,806,098 shares of our Common Stock directly held by Eshelman Ventures, LLC, an entity wholly owned by Fredric N. Eshelman, Pharm.D, (ii) 33,551 shares of Common Stock exercisable within 60 days of January 5, 2022 that Dr. Eshelman beneficially owns and 4,545,455 Warrant Shares issuable upon exercise of the Pre-Funded Warrant. Dr. Eshelman may be deemed to be the beneficial owner of such shares held by Eshelman Ventures, LLC. The address for Eshelman Ventures, LLC is 319 North 3rd Street, Suite 301, Wilmington, North Carolina 28401.

(2)

The 4,545,455 Warrant Shares issuable upon exercise of the Pre-Funded Warrant held by the selling stockholder are subject to the Beneficial Ownership Limitation. The number of shares listed in the first and second columns are based on the number of Warrant Shares and the Pre-Funded Warrant held by Eshelman Venture, LLC, assuming exercise in full of the Pre-Funded Warrant without regard to any limitations on exercise. The Pre-Funded Warrant provides that until we obtain the Requisite Stockholder Approval, no Warrant Shares issuable upon exercise of the Pre-Funded Warrant will be issued or delivered upon any proposed exercise of the Pre-Funded Warrant, and the Pre-Funded Warrant will not be exercisable to the extent, that such issuance, delivery, exercise or exercisability would result in the selling stockholder or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of the Beneficial Ownership Limitation, which is 19.99% of the then-outstanding shares of our Common Stock. For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage in the second column is based on the number of Warrant Shares and the Pre-Funded Warrant held by Eshelman Venture, LLC, assuming exercise in full of the Pre-Funded Warrant without regard to any limitations on exercise.

(3)	Based on 21,039,594 shares of our Common Stock issued and outstanding as of January 5, 2022.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), authorizes us to issue up to 100,000,000 shares of Common Stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share. As of January 5, 2022, 21,039,594 shares of Common Stock were outstanding, and no shares of preferred stock were outstanding.

The following summary describes the material terms of our outstanding capital stock, which includes the material terms of our Common Stock and Pre-Funded Warrant. This is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to: (i) in case of the Common Stock, our Certificate of Incorporation, and our Amended and Restated Bylaws, each of which are incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K, and (ii) with respect to the Pre-Funded Warrant, the Pre-Funded Warrant that is filed as Exhibit 4.1 to the Form 8-K.  We encourage you to read our Certificate of Incorporation, our Bylaws, the applicable provisions of the Delaware General Corporation Law, and the Pre-Funded Warrant for additional information.

Common Stock

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders, except as otherwise required by statute. Except as otherwise provided by statute or by applicable stock exchange rules, in all matters other than the election of directors, stockholders may take action with the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at a stockholder meeting and entitled to vote generally on the subject matter. Cumulative voting for the election of directors is not provided for in our Certificate of Incorporation. Except as otherwise provided by statute, stockholders may elect directors by a plurality of the votes of the shares present in person, by remote communication, if applicable.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating convertible preferred stock outstanding at that time after payment of liquidation preferences, on any outstanding shares of convertible preferred stock and payment of other claims of creditors.

Rights and Preferences

The rights, preferences, and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Fully Paid and Nonassessable

All of our issued and outstanding shares of Common Stock are fully paid and nonassessable.

Pre-Funded Warrant

The following is a summary of the material terms of the Pre-Funded Warrant:

Duration and Exercise Price

The Pre-Funded Warrant will have an initial exercise price per share equal to $0.0001. The Pre-Funded Warrant will be immediately exercisable, subject to the Beneficial Ownership limitation (as defined below) and may be exercised at any time until the Pre-Funded Warrant is exercised in full. The exercise price and number of Warrant Shares are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Exercisability; Stockholder Approval

The Pre-Funded Warrant provides that until we obtain the Requisite Stockholder Approval for the issuance of all of the Warrant Shares, no Warrant Shares will be issued or delivered upon any proposed exercise of the Pre-Funded Warrant, and the Pre-Funded Warrant will not be exercisable to the extent, that such issuance, delivery, or exercise would result in the Investor or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of nineteen and ninety-nine-one-hundredths percent (19.99%) of the then-outstanding shares of our Common Stock (the restrictions set forth in this sentence, the “Beneficial Ownership Limitation”). For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act.

We are obligated to hold an annual or special meeting of stockholders (the “Stockholder Meeting”) for the purpose of obtaining the Requisite Stockholder Approval. The Stockholder Meeting shall be held no later than one-hundred and twenty (120) days (one hundred and fifty days (150) if the SEC reviews the proxy statement for the annual or special meeting of stockholders) following the date of Investment Agreement. We will use our reasonable best efforts to obtain the Requisite Stockholder Approval and shall cause our board of directors to recommend to the stockholders that they approve such matter. If, despite our reasonable best efforts Requisite Stockholder Approval is not effected on or prior to May 5, 2022, we will cause an additional Stockholder Meeting to be held every six (6) months thereafter until such Requisite Stockholder Approval is obtained.

Fractional Shares

No fractional shares of Common Stock will be issued in connection with the exercise of the Pre-Funded Warrant. In lieu of fractional shares of Common Stock, the Company will, at its discretion, pay the holder of the Pre-Funded Warrant an amount in cash equal to the fractional amount multiplied by the exercise price of such Pre-Funded Warrant or round up to the next whole share.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon exercise of the Pre-Funded Warrant and in payment of the aggregate exercise price, the holder may instead elect to receive upon such exercise (either in whole or in part) the net number of Warrant Shares determined according to a formula set forth in the Pre-Funded Warrant.

Automatic Exercise

Immediately upon obtaining the Requisite Stockholder Approval, the holder of the Pre-Funded Warrant shall have ten (10) days to exercise the Pre-Funded Warrant. If such exercise does not occur on tenth (10th) day following Stockholder Approval, the Pre-Funded Warrant will be automatically exercised via cashless exercise as described above and as set forth in the Pre-Funded Warrant.

Subsequent Rights Offerings

If the Company grants, issues or sells any Common Stock Equivalents (as such term is defined in the Pre-Funded Warrant) or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the holder of the Pre-Funded Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder of the Pre-Funded Warrant could have acquired if the holder of the Pre-Funded Warrant had held the number of shares of Common Stock acquirable upon complete exercise of the Pre-Funded Warrant (without regard to any limitations on exercise of the Pre-Funded Warrant, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Pro Rata Distributions

During such time as the Pre-Funded Warrant is outstanding, if we declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to all holders of our Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin-off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Pre-Funded Warrant, then, in each such case, the holder of the Pre-Funded Warrant will be entitled to participate in such Distribution to the same extent that the holder of the Pre-Funded Warrant would have participated therein if the holder had held the number of shares of Common Stock acquirable upon complete exercise of the Pre-Funded Warrant (without regard to any limitations on exercise of the Pre-Funded Warrant, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrant and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, any holder of the Pre-Funded Warrant will be entitled to receive upon exercise of the Pre-Funded Warrant the kind and amount of securities, cash or other property that the holder of the Pre-Funded Warrant would have received had the such holder exercised the Pre-Funded Warrant immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, the Pre-Funded Warrant may be transferred at the option of the holder of the Pre-Funded Warrant upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the Pre-Funded Warrant on any securities exchange or nationally recognized trading system.

Liquidated Damages

If we do not timely deliver shares of Common Stock upon exercise of the Pre-Funded Warrant, we are required to pay the holder of the Pre-Funded Warrant certain liquidated damages.

Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrant or by virtue of such holder’s ownership of shares of Common Stock, the holder of the Pre-Funded Warrant does not have the rights or privileges of holders of Common Stock, including any voting rights, until the holder exercises the Pre-Funded Warrant.

Effects of Authorized but Unissued Stock

We have shares of Common Stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Global Select Market. We may utilize these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital, or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved Common Stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire or could discourage a third party from seeking to acquire, a controlling interest in our company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of Common Stock, and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Anti-Takeover Effects of Our Charter Documents and Some Provisions of Delaware Law

Delaware Law

We are incorporated in the State of Delaware. As a result, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation. A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of us; however, our board of directors has approved the issuance of the Common Stock in excess of 15% or more of our outstanding voting stock to Eshelman Ventures, LLC for purposes of Section 203.

Certificate of Incorporation and Bylaws

Our certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of Common Stock outstanding are able to elect all of our directors. Our certificate of incorporation and our bylaws also provide that directors may be removed by the stockholders only for cause upon the vote of 66 2/3% of our outstanding Common Stock. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

Our certificate of incorporation and bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and eliminates the right of stockholders to act by written consent without a meeting. Our bylaws also provide that only our chairman of the board, chief executive officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.

Our bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing and specify requirements as to the form and content of a stockholder’s notice.

Our certificate of incorporation and bylaws provide that the stockholders cannot amend many of the provisions described above except by a vote of 66 2/3% or more of our outstanding Common Stock.

The combination of these provisions makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws; or

•	any action asserting a claim against us that is governed by the internal affairs doctrine.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law-based shareholder class actions, derivative suits and other intra-corporate disputes.

Our management believes limiting state law-based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.

While management believes limiting the forum for state law-based claims is a benefit, stockholders could be inconvenienced by not being able to bring a state law-based action in another forum they find favorable.

This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Although our certificate contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.  Several lawsuits involving other companies have been brought challenging the validity of choice of forum provisions in certificates of incorporation, and it is possible that a court could note such provision is inapplicable or unenforceable. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

●	for any breach of the director’s duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

●	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

Our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

Listing on the Nasdaq Global Select Market

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “ARAV.”

PLAN OF DISTRIBUTION

The selling stockholder, and its permitted transferees or other successors in interest, may from time to time offer and sell, separately or together, Warrant Shares covered by this prospectus. Registration of the Warrant Shares covered by this prospectus does not mean, however, that such Warrant Shares necessarily will be offered or sold.

The Warrant Shares covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

●	on the Nasdaq Global Select Market (including through at the market offerings);

●	in the over-the-counter market;

●	in privately negotiated transactions;

●	through broker-dealers, who may act as agents or principals;

●	through one or more underwriters on a firm commitment or best-efforts basis;

●	in a block trade in which a broker-dealer will attempt to sell a block of the Warrant Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through put or call option transactions relating to the Warrant Shares;

●	directly to one or more purchasers;

●	through agents; or

●	in any combination of the above.

In effecting sales, brokers or dealers engaged by us and/or the selling stockholder may arrange for other brokers or dealers to participate. Broker/dealer transactions may include:

●	purchases of the Warrant Shares by a broker-dealer as principal and resales of the Warrant Shares by the broker-dealer for its account pursuant to this prospectus;

●	ordinary brokerage transactions; or

●	transactions in which the broker/dealer solicits purchasers on a best efforts basis.

The selling stockholder has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Warrant Shares covered by this prospectus. At any time a particular offer of the Warrant Shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of Common Stock being offered by such prospectus and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such prospectus supplement. To the extent required, any such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the Warrant Shares covered by this prospectus.

To the extent required, the applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

If the selling stockholder utilizes a dealer in the sale of the Warrant Shares being offered pursuant to this prospectus, the selling stockholder will sell the Warrant Shares to the dealer, as principal. The dealer may then resell the Warrant Shares to the public at varying prices to be determined by the dealer at the time of resale.

The selling stockholder may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase the Warrant Shares at a public offering price set forth in a revised prospectus or prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that the selling stockholder must pay for solicitation of these contracts will be described in a revised prospectus or prospectus supplement, to the extent such revised prospectus or prospectus supplement is required.

In connection with the sale of the Warrant Shares covered by this prospectus through underwriters, if any, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of Common Stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholder and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act. In such event, any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling stockholder is deemed to be “underwriters” under the Securities Act (if any) it will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

We and the selling stockholder may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.

Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the shares of Common Stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

Warrant Shares covered by this prospectus may be sold by selling stockholder in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the Warrant Shares offered hereby will be passed upon for us by Gracin & Marlow, LLP.

As of the date of this prospectus, an attorney of Gracin & Marlow, LLP beneficially owns securities exercisable to purchase shares of Common Stock that represent less than 1% of our outstanding shares of Common Stock.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2019, and for the years then ended incorporated by reference in this prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we, the selling stockholder nor any agent, underwriter or dealer has authorized any person to provide you with different information. Neither we nor the selling stockholder are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Additional information about Aravive, Inc. is contained at our website, www.aravive.com. Information on our website is not incorporated by reference into this prospectus. We make available on our website our SEC filings as soon as reasonably practicable after those reports are filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file number for the documents incorporated by reference in this prospectus is 001-36361. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 16, 2021;
●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the SEC on May 6, 2021;
●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021, filed with the SEC on August 5, 2021;
●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021, filed with the SEC on October 28, 2021;
●

Our Current Reports on Form 8-K Current Reports on Form 8-K, filed with the SEC on January 4, 2021 (other than as indicated therein), January 27, 2021, February 16, 2021, March 2, 2021 (other than as indicated therein), and March 8, 2021 (other than as indicated therein), April 27, 2021 (other than as indicated therein), May 18, 2021 (other than as indicated therein), June 14, 2021, June 24, 2021 (other than as indicated therein) July 15, 2021  (other than as indicated therein), August 9, 2021 (other than as indicated therein) September 10, 2021, November 9, 2021 (other than as indicated therein), November 12, 2021 (other than as indicated therein), and January 4, 2022; and

●

The description of our Common Stock set forth in: (i) our registration statement on Form 8-A filed with the SEC on March 19, 2014, including any amendments thereto or reports filed for the purposes of updating this description, and (ii) Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 16, 2021.

We also incorporate by reference into this prospectus all documents (other than portions of those documents not deemed filed) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (Commission File Number 001-36361) after (i) the date of this Registration Statement and prior to effectiveness of this Registration Statement and (ii) the date of this prospectus and before the completion of the offering of the Warrant Shares included in this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, including exhibits that are specifically incorporated by reference into such documents. You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Aravive, Inc.

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

(936) 355-1910

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than any underwriting discounts and commissions, payable in connection with the offering and sale of the shares of Common Stock being registered, all of which will be paid by Aravive, Inc. (the “Registrant”). The Selling Stockholder will pay any underwriting discounts, commissions and transfer taxes applicable to shares of Common Stock sold by it. All amounts are estimates except the Securities and Exchange Commission (the “SEC”) registration fee.

Amount
SEC registration fee	$970
Printing and engraving expenses	10,000
Legal fees and expenses	100,000
Accounting fees and expenses	10,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous	4,030

Total	$130,000

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

Our certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of Aravive, Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of Aravive, Inc. At present, there is no pending litigation or proceeding involving a director or officer of Aravive, Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

Item 16. Exhibits.

Exhibit Number	Description

3.1

Amended and Restated Certificate of Incorporation (Incorporated herein by reference to the Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-36361) filed with the SEC on March 26, 2014)

3.2

Certificate of Amendment of Amended and Restated Certificate of Incorporation of Versartis, Inc. (Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-36361) filed with the SEC on June 1, 2017)

3.3

Certificate of Amendment of Amended and Restated Certificate of Incorporation of Versartis, Inc. (Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-36361) filed with the SEC on September 12, 2017)

3.4

Certificate of Amendment of Amended and Restated Certificate of Incorporation of Versartis, Inc. (Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-36361), as filed with the SEC on October 16, 2018)

3.5

Certificate of Amendment of Amended and Restated Certificate of Incorporation of Versartis, Inc. (Incorporated herein by reference to exhibit number 3.2 of our current report on Form 8-K (File No. 001-36361), as filed with the SEC on October 16, 2018)

3.6

Certificate of Correction to Certificate of Amendment of Amended and Restated Certificate of Incorporation of Aravive, Inc. (Incorporated herein by reference to Exhibit 3.6 of the Registrant’s Annual Report on Form 10-K (File No. 001-36361) filed with the SEC on March 15, 2019)

3.7

Amended and Restated Bylaws (Incorporated herein by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-193997), filed with the SEC on March 6, 2014)

4.1

Form of Common Stock Certificate (Incorporated herein by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36361) for the quarterly period ended March 31, 2014 filed with the SEC on May 14, 2014)

4.2

Form of Pre-Funded Common Stock Purchase Warrant of Aravive, Inc. (Incorporated herein by reference to exhibit number 4.1 of our current report on Form 8-K (File No. 001-36361), as filed with the SEC on January 4, 2022)

5.1*	Opinion of Gracin & Marlow, LLP

10.1	Investment Agreement, dated as of January 3, 2022, by and among the Company, Eshelman Ventures, LLC, and, solely for purposes of Article IV and Article V of the Investment Agreement, Fredric N. Eshelman, Pharm.D. (Incorporated herein by reference to exhibit number 10.1 of our current report on Form 8-K (File No. 001-36361), as filed with the SEC on January 4, 2022)

23.1*	Consent of BDO USA, LLP, independent registered public accounting firm for the Registrant

23.2*	Consent of Gracin & Marlow, LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

*	Filed herewith.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 5th day of January, 2022.

ARAVIVE, INC.

By:	/s/ Gail McIntyre
Gail McIntyre
Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gail McIntyre and Vinay Shah, jointly and severally, as his or her true and lawful agent, proxy and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gail McIntyre	Chief Executive Officer, Chief Scientific Officer and Director	January 5, 2022
Gail McIntyre	(Principal Executive Officer)

/s/ Vinay Shah	Chief Financial Officer	January 5, 2022
Vinay Shah	(Principal Financial Officer and Principal Accounting Officer)

/s/ Fredric N. Eshelman, Pharm.D.	Executive Chairman of the Board of Directors	January 5, 2022
Fredric N. Eshelman, Pharm.D.

/s/ Amato Giaccia	Director	January 5, 2022
Amato Giaccia, Ph.D.

/s/ Michael W. Rogers	Director	January 5, 2022
Michael W. Rogers

/s/ Eric Zhang	Director	January 5, 2022
Eric Zhang

/s/ Sigurd C. Kirk	Director	January 5, 2022
Sigurd C. Kirk

/s/ John A. Hohneker, M.D.	Director	January 5, 2022
John A. Hohneker, M.D.

/s/ Peter T. C. Ho, M.D., Ph.D.	Director	January 5, 2022
Peter T. C. Ho, M.D., Ph.D.